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                                                                      EXHIBIT 11


(11)--STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

NEOGEN CORPORATION AND SUBSIDIARIES


                              Three Months Ended November 30    Six Months Ended November 30
                                     1995         1994                1995        1994
                                  ---------    ---------           ----------  ----------
Weighted average common
 and common equivalent
 shares outstanding:
  Average shares
  outstanding                      4,490,951      4,449,602          4,475,592     4,407,441
  Net effect of dilutive
   stock warrants--
   based on the treasury
   stock method using
   average market price
   which is greater than
   quarter-end market
   price                              33,487         67,975             33,274        63,989
  Net effect of dilutive
   stock options--based
   on the treasury stock
   method using average
   market price which is
   greater than quarter-end
   market price                      152,422        210,067            157,911       201,688
                                  ----------     ----------         ----------     ---------

         TOTALS                    4,676,860      4,727,644          4,666,777     4,673,118
                                  ==========     ==========         ==========     =========


Net income                        $  126,838     $  175,667         $  257,876    $  364,080
                                  ==========     ==========         ==========    ==========


Net income per share              $     0.03     $     0.04         $     0.06    $     0.08
                                  ==========     ==========         ==========    ==========